Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Second Quarter 2025 Financial Results

August 14, 2025

Welcome: George Karamanos

Welcome to our Q2 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q2 2025 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there. For those of you dialing in, we have changed the format of our prepared remarks and will be simulcasting a presentation that Riley and Charles will walk through today. If you would like to follow along with the slides, I would encourage you to join our webcast as referenced in our earnings press release shared earlier today.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update: Riley McCormack

Slide 3

Thank you, George, and hello everyone.

On this call, we will walk through Digimarc’s Q2 performance, highlight our strategic progress across product innovation and commercial execution – including the pending launch of our gift card solution, share updates on our financial metrics such as ARR and cash burn, and provide clarity on where we are focused heading into the second half of the year.

In Q2, we made significant progress towards launching our gift card solution, generated new ARR from a European packaging customer through a multi-year committed contract that should generate near seven figures next year, and had several upsell ARR wins with existing customers. We delivered our next-generation audio digital watermark to enable accurate compensation for creators and safeguard sensitive data. And we were recognized in Gartner’s Hype Cycle as a key vendor in the emerging TrustOps category, alongside the likes of Microsoft and Google, and aligned with McKinsey’s identification of Digital Trust as one of the top technology trends shaping the future.

We also completed our corporate reorganization in the second quarter and are seeing significant benefits across the organization as a result. Financially, the reorganization has resulted in a meaningful reduction in operating expenses and cash usage, and we remain on track to deliver positive free cash flow by Q4 2025. Operationally, it has allowed us to increase our focus on the areas most likely to deliver the scalable and repeatable business we must always focus on delivering. I would like to thank all of my teammates for their hard work in effecting this important step in our continued evolution. While not an easy process, we are seeing positive results in our ability to execute on our business.

Slide 4

As has been shared previously, our three focus areas are retail loss prevention, product authentication, and digital authentication. We have several significant ARR generation opportunities in front of us, such as protecting the world’s gift cards, that exhibit strong demand-pull characteristics with the goal of much quicker time-to-revenue relative to some of our identification use cases.

The decision to focus our time and resources on these three core areas in the authentication space was supported by deep market research, validated by customer feedback, and further confirmed independently by work we commissioned from our consulting partners. With that said, we remain firm believers in our positioning and our ability to execute on the various ecosystem-driven opportunities in the identification space as they eventually become ripe enough to pursue.

Slide 5

Our greatest near-term opportunity is retail loss prevention, and more specifically, our gift card solution. We made substantial progress during the quarter on commercializing our solutions to address gift card fraud, an ever-increasing existential threat the industry is hyper-focused on solving. We are proud to announce that the first Digimarc-protected gift cards have been received by our first retailer and will appear on shelves next week.

While the initial rollout took slightly longer than planned for reasons outside of our control, it includes gift cards from multiple different brands, including some of the largest companies in the world.

Slide 6

The interest from these brands reflects the detailed joint success planning we have been undertaking with members of the gift card industry ecosystem, including gift card network companies, gift card manufacturers, card manufacturing equipment providers, label providers, point of sale scanner manufacturers, and of course retailers and brands. This joint success planning positions us to increase long-term revenue velocity as these initial cards hit shelves.

We intend to predominantly sell our solution to gift card manufacturers, who will apply our technology during their normal printing process before delivering the cards as they currently do today. We have built our Go-To-Market strategy around trying to solve for two often-conflicting goals: providing a revolutionary new solution and minimizing impact on the ecosystem’s existing workflow. I think the team has done an incredible job of doing just that.

From jointly building threat models that clearly show how our existing solution already reduces fraud—and how our roadmap will drive even greater results—to creating a detailed, interactive pilot plan that allows for near real-time impact measurement, to all the work in between, we’ve invested the time and resources to set our solution up for success today as well as accelerate the pace of adoption in the future.

As we’ve shared in the past, one of the most powerful facets of this opportunity is that laggards in the adoption of our gift card solution will bear the compounded costs of an increasing percentage of an ever-increasing amount of fraud. We (and our partners) believe this positions us for a powerful demand-pull dynamic. Moreover, this is a widely-held view across the industry and the interest of those not yet included in next week’s rollout has continued to increase. In parallel to setting up this initial rollout for maximum success we have been planning additional rollouts with other industry players as well.

While it is hard to be certain ahead of some critical upcoming events what impact, if any, the slight delay in our initial rollout will have on our 2025 revenue, we have lowered our internal estimate for 2025 gift card revenue. Next week marks a critical milestone and accomplishment in our work to catalyze the gift card industry towards meaningful adoption of our solution, and we believe whatever impact the pilot delay might cause on our 2025 revenue (if any) will be paid back next year and beyond.

Slide 7

Turning now to our focus on product authentication, I am thrilled to announce we signed a multi-year committed deal with a large European packaging company that should represent near seven figures of ARR starting next year and beyond. In addition to providing our customer the ability to resell Digimarc Validate (and Digimarc Automate) directly, this deal allows our partner to rollout our “deploy now/activate later” offering on all the packaging they produce, seeding the market for (among other things) potential future Digimarc Recycle deals.

Just last week I had dinner with the CEO of this valued customer, and he shared his plans for utilizing our partnership to drive messaging at an upcoming conference, stating that he believes our partnership will enable his company to stand out amongst their peers and drive new business their way. More immediately, he wants to arrange an opportunity for us to spend time with a sister company that he believes is interested in pursuing a similar relationship with us. Nothing is more powerful in driving to a scalable and repeatable business than delighting existing customers, and our focus is – as it always is – on continuing to win our customers’ business every day.

We also signed upsell deals with three of our existing Digimarc Validate customers reflecting both increased contract value and the expansion of our solution to new geographies and new brands. As we have repeatedly stated, when we solve our customers’ most-challenging problems, we expect to be an upsell and cross-sell company for a long time. While still early in that journey, the results are proving this thesis correct. Brands face rampant counterfeiting and IP theft and our secure and scalable, covert and connected solutions provide far superior results compared to competing analog solutions such as tags, codes, inks or labels.

Slide 8

Touching now on our digital authentication solutions, as mentioned on our last two calls, we chose to be conservative about this area’s contribution to 2025 ARR. We made this decision to help ensure we remain focused on optimizing our work in this area for the long term. We have already exceeded these conservative assumptions.

As announced in a recent press release, we recently delivered a next-generation audio digital watermark, architected to address the unprecedented challenges rights holders, content creators, companies, and governments face with the explosion of digital and AI-generated content and capabilities. We recently signed a new deal with SourceAudio to embed our audio watermarks into production music for TV and commercials in order to monitor royalty rights across over 150 national channels and 100 local stations. Additionally, we have multiple deals in the pipeline as a result of our new offering, including technical testing with an AI company looking to both comply with EU regulation as well as automate internal authentication. Our next-generation offering has also caught the attention of an important industry group that is searching for solutions to an unmet need arising from emergence of AI. We look forward to proving our value to this gatekeeper and unlocking the opportunities on the other side.

Q2 also saw us grow the relationship with the Fortune 100 customer we mentioned on the last call, signing a low-six figure deal that we believe could grow to close to seven figures starting in year two and beyond. In addition to our belief this customer presents a future upsell opportunity, they have offered to be a reference account to other prospects in the future. Additionally, the implementation of our solution is being led by one of the world’s largest system integrators. Success with our shared mutual customer should open future doors for us to partner with this industry giant to deter insider threats and safeguard sensitive data for additional customers across industries and sectors worldwide.

The twin catalysts of the relentless advance of AI models and agents and the rapid progression of content credentials has created a wave of awareness and urgency for a robust, scalable, secure, and imperceptible perpetual and deterministic solution to address the many trust and authenticity problems growing in the digital world. We expect this space to continue its recent noteworthy growth and evolution. While some of the nascent digital use cases might be served – at least in the interim – with “good enough” offerings, what has become apparent to us in the last few months is that the aforementioned twin catalysts are opening the market for use cases where “good enough” just simply will not do. Our technology, our history, our credibility, our expertise, our experience, and our first-to-market with – and co-leadership of – the digital watermarking component of the C2PA standard are all coalescing to ensure we are well positioned to surf this ever-growing wave. We pioneered this space. This is quite literally what we were born to do. And the market is finally here.

Slide 9

Although our focus over the near-term will be our three core focus areas, we continue to believe in our positioning and ability to execute in other areas when those markets are ripe for addressing.

Before I turn the call over to Charles, I want to address a development that will have a negative future impact on our near-term top-line results. We are currently in contract renegotiations with a large retailer customer of a legacy solution which will most likely result in a reduction of up to $3 million in annual revenue. As these conversations are very recent and currently on-going, we are not able to estimate the exact impact at this time.

This development also reinforces our decision to focus on our three authentication markets and building the trust layer for the modern world. Solving urgent problems provides stronger protection from changes in customers’ strategic focus than some of our legacy solutions did. Moreover, this retailer is an important gift card vendor, and our focus is on maximizing future revenue opportunities for our gift card solution, not on trying to maximize revenue from a use case we haven’t sold in many years. We believe we continue to have an excellent relationship with this customer and that there is much to accomplish with them over the coming years. We are excited to continue to help them win.

We are also energized by moving Digimarc into a future where we are not overly-reliant on any one customer and can move more quickly with the market.  We are confident in the opportunities provided in our three key focus areas and are excited by the results our increased focus are already beginning to deliver. Ecosystem-based sales are great because of their size, but the sales cycles can be slow, expensive, and multiple constituencies must adopt before meaningful ROI is unlocked. Our strategic shift allows for the building of a scalable and repeatable business where we can fail fast, iterate, and win often.

Even with the expected top-line impact from this contract renegotiation, we still anticipate being free cash flow positive in Q4.   Reorganizing our company to focus on our authentication use cases was a difficult but necessary decision, and we appreciate our investors’ patience as we navigate this transition, which we are more confident than ever is the best strategy for the company and will create the best outcome for investors.  Even if timing around meaningful revenue generation from our new products were to slip 1-2 quarters, we believe the company is well positioned to win and reach significant scale.

I will now turn the call over to Charles to discuss our financial results.

Financial Results: Charles Beck

Slide 11

Thank you, Riley, and hello everyone.

Ending ARR for Q2 was $15.9 million compared to $23.9 million for Q2 last year. The decrease reflects both the $5.8 million retailer contract that lapsed last year and $3.5 million from the DRS contract that lapsed in Q2 this year. Excluding these two headwinds, ending ARR grew $1.3 million year-over-year. That growth, however, was largely muted by higher other customer churn and our choosing to be strategically price-aggressive on products outside of our focus areas, both of which had outsized impacts in the first half of 2025. As I stated on the last earnings call, we expected these impacts as we sharpened our go-to-market focus, and it is important to note that our ending ARR is in line with our original 2025 internal budget.

Slide 12

Total revenue was $8.0 million, a decrease of $2.4 million or 23% from $10.4 million in Q2 last year.

Subscription revenue, which accounted for 58% of total revenue for the quarter, decreased 28% from $6.4 million to $4.6 million. The decrease reflects the impact of the two expired contracts I referenced earlier.

Service revenue decreased 15% from $4.0 million to $3.4 million, reflecting lower government service revenue from the Central Banks. The decrease is generally in line with our expectation of a 12% to 14% decrease in program work for fiscal 2025 that we shared on previous earnings calls.

Subscription gross profit margin excluding amortization expense, was 85% for the quarter, down 4 percentage points from Q2 last year, reflecting the impact of lower subscription revenue. We anticipate that subscription gross profit margins may be lower next quarter as we work to consolidate our legacy platforms. After the migrations are completed, we expect subscription gross margins to not only fully recover but to increase beyond current levels as we benefit from the efficiencies of the Illuminate platform.

Service gross profit margin was 59% for the quarter, essentially flat with Q2 last year.

Operating expenses were $13.1 million for the quarter, down $3.7 million or 22% from $16.8 million in Q2 last year. Included in operating expenses this quarter was $600 thousand of legal expenses largely related to an external shareholder matter. We do not expect these legal expenses to continue. Excluding these legal expenses, operating expenses were $4.3 million or 26% lower than Q2 last year. The large reduction in costs reflects lower compensation costs due to the reorganization in Q1 this year. As we look forward, we expect to continue to see a reduction in our run rate of expenses as not all the benefits from our streamlining efforts, especially in the non-compensation cost areas, were fully realized yet in our Q2 results.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $8.9 million for the quarter, down $5.2 million or 37% from $14.0 million in Q2 last year. Again, the decrease is due to the impact of the reorganization and streamlining efforts, partially offset by $600 thousand of higher legal expenses.

Net loss per share for the quarter was 38 cents versus 43 cents in Q2 last year. Non-GAAP net loss per share for the quarter was 11 cents versus 23 cents in Q2 last year.

Our internal plan for 2025 at the start of the year was to be non-GAAP profitable and free cash flow positive by no later than Q4. Even adjusting our plan to account for the risks to revenue Riley discussed earlier, namely the large customer contract renegotiation and the timing of significant gift card revenue recognition, we still believe it is likely we will achieve these targets in Q4.

Slide 13

Regarding cash flow, we ended the quarter with $16.1 million in cash and short-term investments. Free cash flow usage was down considerably from $6.9 million in Q2 last year to $5.0 million in Q2 this year. Excluding $900 thousand of previously accrued severance costs from Q1, which were paid in Q2, and $300 thousand of the $600 thousand of the higher legal costs that were paid during the quarter, free cash flow usage would have been $3.8 million for the quarter. Free cash flow was also negatively impacted by the timing of customer receipts in Q2, which we expect will reverse in the second half of 2025.

Slide 14

As I noted earlier, we still have not fully realized all the cash cost savings from our reorganization and streamlining efforts put in place earlier this year, which are estimated to total $22 million on an annualized basis. As those savings start to be fully realized, and with forecasted revenue growth, we expect Q3 free cash flow usage to be much lower than Q2, even when factoring in the payment of the remaining $300 thousand of legal costs referenced above, and, we believe we are likely to deliver positive free cash flow in Q4.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks: Riley McCormack

Slide 15

Thank you, Charles.

In the wake of the relentless acceleration of AI models and agents, a vacuum of trust and authenticity is being created. Trust is fast becoming the only currency that matters, and the future will belong to companies that make that currency scalable. We believe Digimarc is ideally positioned to lead that charge. We are focused on delivering a future where humans and intelligent systems alike can verify what’s real, protect what matters, and move forward with confidence. We are focused on filling the ever-expanding vacuum by positioning ourselves to deliver trust in every interaction, spanning both the physical and digital worlds. We are building the trust layer for the modern world, a layer that is needed more now than ever and is forming a massive opportunity we were created to deliver.

I would like to conclude the call by once again thanking my amazing teammates. Reorganizing our business to increase our focus has been extremely challenging but absolutely necessary to achieve the results we know we must deliver: fast, profitable, and durable growth. I believe we are positioned to win and are on the precipice of “scalable and repeatable” in our commercial business. I am excited to share our progress, especially in the quarters to come.

Operator, we will now open the call for questions.